Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Kaya Holdings, Inc. (the “Company”), of our report dated May 16, 2016 relating to our audit of the consolidated financial statements which appear in the Annual Report on Form 10-K of the Company for the year ended December 31, 2015. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ L&L CPAS, PA

L&L CPAS, PA

Certified Public Accountants

Cornelius, North Carolina

November 4, 2016